EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN CLAIMS EVALUATION, INC. ANNOUNCES SIGNING OF LETTER OF
INTENT TO ACQUIRE CHILDRENS’ SERVICES PROVIDER

JERICHO, NY, June 9, 2008: American Claims Evaluation, Inc. (Nasdaq:AMCE) (the “Company”) today announced it has entered into a non-binding letter of intent for the proposed acquisition of substantially all the assets and business of a privately-held New York-based company providing a comprehensive range of services to children with developmental delays and disabilities. In its most recently completed fiscal year, this entity had revenues of approximately $5,700,000.

The anticipated purchase price is $1,000,000 and the Company will fund the transaction utilizing existing cash reserves. The proposed acquisition is subject to the satisfactory completion of due diligence activities and the negotiation and execution of a definitive asset purchase agreement containing terms and conditions customary for a transaction of this nature and other contingencies. Approval of the Company’s shareholders will not be required.

In light of the Company’s potential entry into a new line of business, Stephen Renz, the President of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”), has expressed interest in purchasing RPM from the Company. Accordingly, he has entered into a non-binding letter of intent with the Company to acquire all of the outstanding shares of stock of RPM in exchange for cash and an additional amount contingent upon the future earnings of RPM.

Commenting on the proposed transactions, Gary Gelman, the Company’s Chairman, stated, “American Claims Evaluation is looking forward to the opportunity to transition into this new line of business. We see an excellent opportunity for growth in this industry organically and through potential add-on acquisitions”.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM, offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

Notice on forward-looking statements:

This release includes forward-looking statements regarding the Company and its business. Such statements are based in management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of unknown risk factors and uncertainties affecting the Company. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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